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Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION SECOND QUARTER

EARNINGS PER SHARE $0.38

        MINNEAPOLIS, August 15, 2002 – Target Corporation today reported earnings per share for the second quarter ended August 3, 2002 of 38 cents, compared with 30 cents in the second quarter ended August 4, 2001. All earnings per share figures refer to diluted earnings per share. Second quarter net earnings increased 26.8 percent to $344 million, compared with $271 million in 2001.

        "We are extremely pleased with our second quarter results, particularly our continued momentum at Target Stores," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "This performance reinforces our confidence in our ability to deliver strong profitable growth in 2002 and generate considerable value for our shareholders over the long-term."

        Total revenues in the second quarter increased 12.6 percent to $10.068 billion from $8.941 billion in 2001, driven by a 16.2 percent revenue increase at Target Stores. Comparable-store sales for the second quarter 2002 increased 3.0 percent. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

        In the second quarter, gross margin rate increased from the prior year, primarily due to strong improvement at both Target Stores and Mervyn's. (Gross margin rate represents gross margin as a percentage of sales.) Expense rate, excluding credit card operations, was unfavorable to prior year, as growth in expense was only partially offset by the benefit of overall growth at Target, our lowest expense rate division. (Expense rate represents selling, general and administrative expenses as a percentage of sales. It includes buying and occupancy, advertising, start-up and other expense, and excludes depreciation and expenses associated with credit card operations.)

        For the quarter, pre-tax segment profit increased 31.4 percent to $785 million, compared with $598 million in the second quarter 2001. Pre-tax profit at Target Stores increased $186 million, or 35.5 percent. Pre-tax profit at Mervyn's declined $1 million and pre-tax profit at Marshall Field's improved by $2 million. (Pre-tax segment profit is earnings before LIFO, securitization effects, interest, other expense and unusual items.)

        Contribution from the company's credit card operations increased to $129 million in the second quarter from $103 million a year ago. At quarter-end, gross receivables serviced were $4.636 billion, compared with $2.687 billion at the end of second quarter 2001, due to the continued growth in usage of the Target Visa. The provision for bad debt expense exceeded write-offs by $35 million in the quarter, while delinquency trends improved from the same period a year ago, primarily due to the growth of higher quality Target Visa receivables. Results of credit card operations are included in the pre-tax segment profit for each of the company's three business segments.

Other Factors

        Net interest expense and interest equivalent for the quarter increased $32 million compared with second quarter 2001, of which $16 million is related to the repurchase of debt. The increase in net interest expense is due to substantially higher average funded balances, partially offset by the benefit of a lower average portfolio interest rate.

        The company's annual effective income tax rate is 38.2 percent, compared with 38.0 percent last year.

–More–

Miscellaneous

        Separately, the corporation announced today that CEO Bob Ulrich and CFO Doug Scovanner plan to sign and file the certifications required by the SEC, following their review with the company's audit committee and Board of Directors. This filing is due in conjunction with the corporation's second quarter Form 10-Q filing, on or before September 17, 2002.

        Target Corporation will webcast its second quarter earnings conference call at 9:30am CDT today. Investors and the media are invited to listen to the call through the company's website at www.target.com (click on "company/Target Corporation/investor information/webcasts"). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on August 16, 2002. The replay number is (888) 445-8681.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. The company currently operates 1,435 stores in 47 states. This includes 1,107 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Target Corporation news releases are available at www.target.com or www.prnewswire.com.

###

(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(Millions, except per share data) (Unaudited)	August 3, 2002	August 4, 2001	% Change	August 3, 2002	August 4, 2001	% Change
Sales	$9,791	$8,795	11.3%	$19,127	$16,981	12.6%
Net credit revenues	277	146	88.8	535	294	81.5

Total revenues	10,068	8,941	12.6	19,662	17,275	13.8
Cost of sales	6,640	6,082	9.2	12,962	11,685	10.9
Selling, general and administrative expense	2,249	1,974	13.9	4,376	3,861	13.3
Credit expense	171	78	118.9	336	150	124.3
Depreciation and amortization	295	259	13.8	584	515	13.5
Interest expense	154	109	40.9	289	216	33.5

Earnings before income taxes	559	439	27.4	1,115	848	31.5
Provision for income taxes	215	168	28.4	426	323	32.0

Net earnings	$344	$271	26.8%	$689	$525	31.2%

Basic earnings per share	$0.38	$0.30	25.8%	$0.76	$0.58	30.1%

Diluted earnings per share	$0.38	$0.30	26.2%	$0.75	$0.58	30.4%

Weighted average common shares outstanding:
Basic	907.9	901.0		907.2	900.0
Diluted	913.0	908.9		913.9	908.7

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Millions) (Unaudited)	August 3, 2002	August 4, 2001
ASSETS
Cash and cash equivalents	$1,755	$798
Accounts receivable (net of $332 allowance)	4,304	—
Receivable-backed securities	—	1,721
Inventory	4,549	4,408
Other	1,112	893

Total current assets	11,720	7,820

Property and equipment, net	14,370	12,508
Other	1,169	917

Total assets	$27,259	$21,245

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$4,187	$3,735
Current portion of long-term debt and notes payable	1,583	580
Other	2,031	1,886

Total current liabilities	7,801	6,201

Long-term debt	9,735	6,999
Other	1,206	1,047
Shareholders' investment	8,517	6,998

Total liabilities and shareholders' investment	$27,259	$21,245

Common shares outstanding	908.4	901.7

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
(Millions) (Unaudited)	August 3, 2002	August 4, 2001
OPERATING ACTIVITIES
Net earnings	$689	$525
Reconciliation to cash flow:
Depreciation and amortization	584	515
Bad debt provision	192	—
Other non-cash items affecting earnings	106	56
Changes in operating accounts providing / (requiring) cash:
Accounts receivable	(665)	—
Inventory	(100)	(160)
Other current assets	(197)	(142)
Other assets	(121)	(67)
Accounts payable	27	159
Accrued liabilities	13	(97)
Income taxes payable	20	94
Other	19	—

Cash flow provided by operations	567	883

INVESTING ACTIVITIES
Expenditures for property and equipment	(1,479)	(1,586)
Decrease in receivable-backed securities	—	220
Proceeds from disposals of property and equipment	11	10

Cash flow required by investing activities	(1,468)	(1,356)

Net financing requirements	(901)	(473)

FINANCING ACTIVITIES
Decrease in notes payable, net	—	(247)
Additions to long-term debt	2,500	1,750
Reductions of long-term debt	(245)	(476)
Dividends paid	(109)	(99)
Repurchase of stock	—	(14)
Other	11	1

Cash flow provided by financing activities	2,157	915

Net increase in cash and cash equivalents	1,256	442

Cash and cash equivalents at beginning of year	499	356

Cash and cash equivalents at end of period	$1,755	$798

Target Corporation
(Millions, except as indicated)
(Unaudited)

REVENUES and COMPARABLE-STORE SALES
Comparable-store sales are sales from stores open longer than one year.

	Three Months Ended				Six Months Ended
			% Change				% Change
	August 3, 2002	August 4, 2001	Revenues	Comp. Sales	August 3, 2002	August 4, 2001	Revenues	Comp. Sales
Target	$8,499	$7,311	16.2%	4.4%	$16,528	$14,082	17.4%	5.6%
Mervyn's	886	931	(4.9)	(5.1)	1,749	1,802	(3.0)	(3.3)
Marshall Field's	589	598	(1.4)	(2.5)	1,214	1,227	(1.1)	(2.3)
Other	94	101	(7.8)	na	171	164	4.5	na

TOTAL	$10,068	$8,941	12.6%	3.0%	$19,662	$17,275	13.8%	4.1%

NUMBER OF STORES, RETAIL SQUARE FEET and INVENTORY
Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores				Retail Square Feet			Inventory
	August 3, 2002		August 4, 2001		August 3, 2002	August 4, 2001	% Change	August 3, 2002	August 4, 2001	% Change
Target	1,107	*	1,019	*	133,811	119,822	11.7%	$3,509	$3,193	9.9%
Mervyn's	264		265		21,425	21,480	(0.3)	526	587	(10.3)
Marshall Field's	64		64		14,638	14,638	0.0	343	393	(12.7)
Other	—		—		—	—		171	235	(27.6)

TOTAL	1,435		1,348		169,874	155,940	8.9%	$4,549	$4,408	3.2%

* Includes 82 SuperTargets in 2002 and 51 SuperTargets in 2001.

PRE-TAX SEGMENT PROFIT AND EARNINGS RECONCILIATION
Pre-tax segment profit is earnings before LIFO, securitization effects, interest, other expense and unusual items.

	Three Months Ended			Six Months Ended
	August 3, 2002	August 4, 2001	% Change	August 3, 2002	August 4, 2001	% Change
Target	$708	$522	35.5%	$1,386	$1,024	35.3%
Mervyn's	59	60	(1.2)	111	108	3.0
Marshall Field's	18	16	18.0	50	39	28.8

Total pre-tax segment profit	785	598	31.4	1,547	1,171	32.1
Securitization adjustment (interest equivalent)	—	(13)		—	(25)
Interest expense	(154)	(109)		(289)	(216)
Other	(72)	(37)		(143)	(82)

Earnings before income taxes	$559	$439	27.4%	$1,115	$848	31.5%

EBITDA
EBITDA is pre-tax segment profit before depreciation and amortization.

	Three Months Ended			Six Months Ended
	August 3, 2002	August 4, 2001	% Change	August 3, 2002	August 4, 2001	% Change
Target	$931	$709	31.2%	$1,830	$1,395	31.1%
Mervyn's	86	91	(5.2)	167	171	(1.9)
Marshall Field's	49	50	(0.3)	113	107	5.8

Total segment EBITDA	$1,066	$850	25.5%	$2,110	$1,673	26.1%

Segment depreciation and amortization	(281)	(252)		(563)	(502)

Pre-tax segment profit	$785	$598	31.4%	$1,547	$1,171	32.1%

	Three Months Ended		Six Months Ended		Twelve Months Ended
	August 3, 2002	August 4, 2001	August 3, 2002	August 4, 2001	August 3, 2002	August 4, 2001
Pre-tax Segment Profit as a % of Revenues:
Target	8.3%	7.1%	8.4%	7.3%	8.3%	7.5%
Mervyn's	6.6%	6.4%	6.4%	6.0%	7.3%	6.7%
Marshall Field's	3.1%	2.6%	4.1%	3.1%	5.2%	5.7%
EBITDA as a % of Revenues:
Target	11.0%	9.7%	11.1%	9.9%	10.7%	9.8%
Mervyn's	9.7%	9.8%	9.6%	9.5%	10.2%	9.8%
Marshall Field's	8.4%	8.3%	9.3%	8.7%	9.9%	10.4%

Target Corporation
(Millions)
(Unaudited)

CREDIT CARD CONTRIBUTION

	Three Months Ended		Six Months Ended
	August 3, 2002	August 4, 2001	August 3, 2002	August 4, 2001
Revenues
Finance charges, late fees and other revenues	$262	$175	$506	$350
Merchant fees
Intracompany	23	22	45	44
Third-party	15	1	29	2

Total revenues	300	198	580	396

Expenses
Bad debt	103	45	192	81
Operations and marketing	68	50	144	102

Total expenses	171	95	336	183

Pre-tax credit contribution	$129	$103	$244	$213

QUARTER-END RECEIVABLES SERVICED

	August 3, 2002	August 4, 2001
Target
Guest Card	$865	$1,255
Target Visa	2,534	131
Mervyn's	586	639
Marshall Field's	651	662

Quarter-end receivables serviced	$4,636	$2,687
Past due*	5.6%	6.8%

Average receivables serviced	$4,301	$2,732

* Accounts with two or more payments past due as a percent of total outstanding receivables.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Six Months Ended
	August 3, 2002	August 4, 2001	August 3, 2002	August 4, 2001
Allowance at beginning of period	$297	$207	$261	$211
Bad debt provision	103	45	192	81
Net write-offs	(68)	(39)	(121)	(79)

Allowance at end of period	$332	$213	$332	$213
As a percent of period-end receivables serviced	7.2%	7.9%	7.2%	7.9%

As a multiple of trailing 12 months net write-offs	1.5	1.4	1.5	1.4

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TARGET CORPORATION SECOND QUARTER EARNINGS PER SHARE $0.38
CONSOLIDATED RESULTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
CONSOLIDATED STATEMENTS OF CASH FLOWS